                 BANKERS TRUST NEW YORK CORPORATION 1997 STOCK
                          OPTION AND STOCK AWARD PLAN

SECTION 1. PURPOSE OF THE PLAN.

The purpose of the 1997 Stock Option and Stock Award Plan (the 'Plan') is to aid Bankers Trust New York Corporation and its subsidiaries (the 'Corporation') in securing and retaining officers and other key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Corporation and its subsidiaries. In addition, the Corporation expects that it will benefit from the added interest which the respective Awardees (as hereinafter defined) will have in the welfare of the Corporation as a result of their ownership or increased ownership of the common stock of the Corporation (the 'Stock' or the 'Common Stock').

SECTION 2. ADMINISTRATION.

     (a) The Board of Directors of the Corporation (the 'Board') shall designate a committee (the 'Committee') who shall serve at the pleasure of the Board. The Committee may also have other duties, as would be the case if the Board should designate the Corporation's Human Resources Committee (or a successor thereto) to act as the Committee under the Plan. Unless the Board determines otherwise, each member of the Committee shall be a 'non-employee director' within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the 'Exchange Act') and an 'outside director' within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the 'Code'), as the same may be amended from time to time. The Committee shall have full power and authority, subject to ratification by the Board by resolutions not inconsistent with the provisions of the Plan, to grant to eligible employees pursuant to the provisions of the Plan
(i) stock options to purchase shares, (ii) restricted stock, (iii) deferred stock, or (iv) any other Stock-based Awards (as hereinafter defined) permitted hereunder (each of the foregoing being an 'Award' and collectively, the 'Awards').

The Committee shall also interpret the provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto) and supervise the administration of the Plan.

     (b) The Committee shall: (i) select the officers and the key employees of the Corporation and its subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine whether incentive stock options (under Section 422 of the Code), nonqualified stock options, restricted stock, deferred stock, or other Stock-based Awards, or a combination of the foregoing, are to be granted hereunder; (iii) determine the number of shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including but not limited to any restriction and forfeiture condition on such Award and/or the shares of Stock (as hereinafter defined) relating thereto); (v) determine whether, to what extent and under what circumstances Awards may be settled in cash; (vi) determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Awardee;
(vii) determine whether, to what extent and under what circumstances option grants and/or other Awards under the Plan are to be made, and operate, on a tandem basis; and (viii) to the extent appropriate, certify attainment of performance goals as required by Section 162(m) of the Code. Except in the case of employees subject to Section 16 of the Exchange Act or Section 162(m) of the Code, the Committee may authorize the Chief Executive Officer to select awardees and grant awards under the Plan on its behalf.

     (c) All decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board (as and to the extent permitted hereunder) shall be final, conclusive and binding on all persons, including the individuals granted Awards under the Plan ('Awardees'), the Corporation, its stockholders and employees.

     (d) If the Committee determines that an Award described in Sections 6, 7, or 8 to be granted to any person who is designated by the Committee as likely to be a 'covered employee' should qualify as 'performance-based compensation' for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Award (a 'Performance Award') shall be contingent upon achievement of preestablished performance goals and other terms set forth below:

          (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 2(d). Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being 'substantially uncertain.' The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Awardee or to different Awardees.

         (ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) pre-tax or after-tax earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity, return on average common equity; (6) economic value added; (7) operating margin; (8) net income, pre-tax earnings, pre-tax earnings before interest, depreciation and amortization, pre-tax operating earnings after interest expense and before incentives, service fees, extraordinary or special items, and operating earnings; (9) total stockholder return with or without dividends reinvested; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies.

        (iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for 'performance-based compensation' under Section 162(m) of the Code.

         (iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring the Corporation's performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in
              Section 2(d)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 2(d)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

          (v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, or a combination of cash and Stock, at the discretion of the Committee. The Committee may reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a 'covered employee' in respect of a Performance Award subject to this
              Section 2(d). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Awardee prior to the end of a performance period or settlement of Performance Awards. Where applicable, prior to any Award, the Committee shall certify attainment of performance goals for the specified period thereon.

SECTION 3. STOCK SUBJECT TO THE PLAN.

Except as otherwise provided by this Section 3 and subject to Section 12(e), the total number of shares of the Common Stock available for distribution under the Plan is 20 million. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case of restricted stock. If any shares that have been optioned cease to be subject to option, or if any shares subject to any restricted stock, deferred stock or any other Stock-based Award granted hereunder are forfeited or such Award otherwise terminates without the actual or deemed delivery of such shares, such shares shall again be available for distribution under the Plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash or property dividend, or other change in corporate structure affecting the Stock, such adjustment shall be made in the aggregate number of shares which may be delivered under the Plan, in the number and/or option price of shares subject to outstanding options granted under the Plan, pursuant to this Section 3, and/or the number of shares subject to restricted stock, deferred stock or other Stock-based Awards granted under the Plan as may be determined to be appropriate by the Committee; provided that the number of shares subject to any Award shall always be a whole number; and provided further that, with respect to incentive stock options, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. In addition, subject to the limitations provided in Sections 7, 10 and 12(e), the Committee is authorized to make adjustments in the terms and conditions of, and performance criteria relating to, Awards in recognition of unusual or nonrecurring events (including without limitation, events described in this paragraph) affecting the Corporation or the financial statements of the Corporation, or in response to changes in applicable laws, regulations and accounting principles.

SECTION 4. ELIGIBILITY.

Officers and other key employees of the Corporation and its subsidiaries who are responsible for the management, growth, profitability or protection of the business of the Corporation or its subsidiaries are eligible to be granted Awards under the Plan. The Awardees under the Plan shall be selected from time to time by the Committee from among those eligible.

For the purposes of the Plan, a subsidiary of the Corporation shall be any corporation which at the time qualifies as a subsidiary thereof under the definition of 'subsidiary corporation' in Section 424(f) of the Code.

SECTION 5. STOCK OPTIONS.

Any stock option granted under the Plan shall be in such form as the Committee may from time to time approve. Any such option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan as the Committee shall deem desirable.

     (a) Option Type. Each option shall state whether it will or will not be treated as an incentive stock option.

     (b) Option Price. The purchase price per share of the Stock purchasable under a stock option shall be determined by the Committee, but will not be less that 100% of the fair market value of the Stock on the date of the grant of the option, as determined in accordance with procedures established by the Committee.

     (c) Option Period. The term of each stock option shall be fixed by the Committee, but no incentive stock option shall be exercisable after the expiration of 10 years from the date the option is granted and no nonqualified stock option shall be exercisable after the expiration of 10 years and one day from the date the option is granted.

     (d) Exercisability. Stock options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to grant, no stock option shall be exercisable during the twelve month period ending on the day before the first anniversary date of the granting of the option, except as provided in paragraphs
(g), (h) or (i) of this Section 5; provided, however, that notwithstanding the foregoing, from and after a Change of Control (as hereinafter defined) all stock options outstanding as of the Change of Control shall become immediately exercisable to the full extent of the original Award.

As used herein, 'Change of Control' shall mean the occurrence of one of the following events:

          (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, as in effect on April 15, 1997) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect on April 15,
              1997) of 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the 'Corporation Voting Securities'); provided, however, that any acquisition (A) by the Corporation or its subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or
              (D) pursuant to a Non-Qualifying Transaction under paragraph
              (iii), shall not constitute a Change of Control; or

          (ii) Individuals who, as of April 15, 1997, constitute the Board (the 'Incumbent Directors') cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to April 15, 1997, whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director; or

          (iii) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its subsidiaries that requires the approval of the Corporation's stockholders for such transaction or the issuance of securities in such a transaction (a 'Business Combination'), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the 'Surviving Corporation'), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the 'Parent Corporation'), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were con-verted pursuant to such Business Combination), (B) no person (other than an employee benefit plan or related trust sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a 'Non-Qualifying Transaction'); or

     (iv) The sale or other disposition of all or substantially all of the assets of the Corporation or a liquidation of the Corporation.

Anything herein to the contrary notwithstanding, with respect to any Awardee, a Change of Control shall not be deemed to have occurred if such Change of Control results from or arises out of a purchase or other acquisition of the Corporation, directly or indirectly, by a corporation or other entity in which such Awardee has or obtains a direct or indirect equity interest immediately prior to, or in connection with, such Change of Control; provided, however, that the limitation contained in this sentence shall not apply in respect of any direct or indirect equity interest in a corporation or other entity (a) which equity interest is less than 1% of such entity's equity interests, or (b) which is received by such Awardee without the Awardee's concurrence or consent, as a result of or in connection with a purchase or other acquisition of the Corporation by such corporation or other entity.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of 20% or more of the Corporation Voting Securities as a result of the acquisition of the Corporation Voting Securities by the Corporation which, by reducing the number of shares of Corporation Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change of Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation's acquisition such person becomes the beneficial owner of additional shares of Corporation Voting Securities that increases the percentage of Corporation Voting Securities beneficially owned by such person, then a Change of Control shall occur.

     (e) Method of Exercise. Stock options may be exercised in whole or in part by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price. The Committee may authorize payment in whole or in part of the purchase price to be made in unrestricted stock already owned by the Awardee, or, in the case of a nonqualified stock option, in restricted stock or deferred stock subject to an Award hereunder (based upon the fair market value of the stock on the date the option is exercised, as determined by the Committee, or in any other manner approved by the Committee). The Committee may authorize such payment at or after grant, except that in the case of an incentive stock option, any right to make payment in unrestricted stock already owned must be included in the option at the time of grant. No shares of Stock shall be issued until full payment therefor has been made. Subject to paragraph
(k) of this Section 5, an Awardee shall have the right to dividends and other rights of a shareholder with respect to shares subject to the option when the Awardee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in paragraph (a) of
Section 12.

     (f) Nontransferability of Options. Except as provided in this paragraph, no stock option shall be transferable by the Awardee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during the Awardee's lifetime, only by the Awardee. The Committee may authorize all or a portion of the options to be granted to all or select employees on terms which permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ('Immediate Family Members'), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) an entity in which such Immediate Family Members are the only holders of equity interests, provided that, unless otherwise determined by the Committee, (x) there may be no consideration for any such transfer, (y) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5, and (z) subsequent transfers of transferred options shall be prohibited except those in accordance with paragraph (g) of this Section 5. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 4 hereof, the term 'Awardee' shall be deemed to refer to the transferee. The events of termination of employment of Section 5 hereof shall continue to be applied with respect to the original Awardee, following which the options shall be exercisable by the transferee only to the extent and for the periods specified in this Section 5.

     (g) Termination by Death. Except to the extent otherwise provided by the Committee at or after the time of grant, if an Awardee's employment by the Corporation and/or any of its subsidiaries terminates by reason of death, the stock option shall vest and all outstanding options shall thereafter be immediately exercisable in full by the legal representative of the estate or by the legatee of the Awardee under the will of the Awardee, for a period of fifteen months from the date of such death or until the expiration of the stated period of the option, whichever is shorter, at which time the stock option shall terminate.

     (h) Termination by Reason of Permanent Disability. Except to the extent otherwise provided by the Committee at or after the time of grant, if an Awardee's employment by the Corporation and/or any of its subsidiaries terminates by reason of permanent disability, any stock option held by such Awardee shall vest, and shall thereafter be immediately exercisable in full for a period of three years from the date of such termination of employment or the expiration of the stated period of the option, whichever period is the shorter, at which time the stock option shall terminate; provided, however, that, if the Awardee dies within such three-year period, any unexercised stock option held by such Awardee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of the Awardee's death or for the stated period of the option, whichever period is the shorter.

     (i) Other Termination. Unless otherwise determined by the Committee at or after grant, if an Awardee's employment terminates for any reason other than death, permanent disability, or retirement, the stock option shall thereupon terminate; provided, however, that if such termination is by action of the Corporation, other than for disciplinary reasons, as defined in the Company Policies section of the Corporation's Employee Handbook ('Cause'), the exercise period within which to exercise any unvested stock options outstanding as of the date of termination may be extended for a period of up to 12 months following the termination date, as determined by the Committee or its designee, in order to allow such options to vest; provided, further, that if such termination is by action of the Corporation, other than for Cause, or by voluntary resignation of the Awardee, in either case within 18 months following a Change of Control, any stock options held by the Awardee may be exercised by the Awardee until the earlier of six months and one day after such termination or expiration of such stock options in accordance with their terms.

     (j) Option Buyout. The Committee may at any time repurchase an option with the consent of the Awardee, based on such terms and conditions as the Committee shall establish and communicate to the Awardee at the time such offer is made.

     (k) Form of Settlement. The Committee may provide, at the time of grant, that the shares to be issued upon an option's exercise shall be in the form of restricted stock or deferred stock, or may reserve, other than with respect to incentive stock options, the right to so provide after the time of grant.

SECTION 6. RESTRICTED STOCK.

     (a) Stock and Administration. Shares of restricted stock may be issued either alone or in addition to stock options, deferred stock or other Stock-based Awards granted under the Plan. The Committee shall determine the officers and key employees of the Corporation and its subsidiaries to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Awards. The provisions of restricted stock Awards need not be the same with respect to each recipient.

     (b) Awards and Certificates. The prospective recipient of an Award of shares of restricted stock shall not, with respect to such Award, be deemed to have become an Awardee, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Corporation, and otherwise complied with the then applicable terms and conditions, and then:

          (i) Such Awardee shall be issued a stock certificate in respect of shares of restricted stock awarded under the Plan. Such certificate shall be registered in the name of the Awardee, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

             'The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bankers Trust New York Corporation 1997 Stock Option and Stock Award Plan and an Agreement entered into between the registered owner and Bankers Trust New York Corporation. Copies of such Plan and Agreement are on file in the offices of Bankers Trust New York Corporation, 130 Liberty Street, New York, NY 10006.'

        (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and shall require, as a condition of any restricted stock Award, that the Awardee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.

     (c) Restrictions and Conditions. The shares of restricted stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

          (i) Subject to the provisions of the Plan during a period set by the Committee commencing with the date of such Award (the 'restriction period'), the Awardee shall not be permitted to sell, transfer, pledge, or assign shares of restricted stock awarded under the Plan. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

         (ii) Except as provided in paragraph (c)(i) of this Section 6, the Awardee shall have with respect to the shares of restricted stock, all the rights of a shareholder of the Corporation, including the right to vote the restricted stock, and the right to receive any dividends or distribution. The Committee may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of restricted stock or otherwise reinvested. Certificates for shares of unrestricted stock shall be delivered to the Awardee promptly after, and only after, the period of restriction shall expire without forfeiture in respect of such shares of restricted stock.

        (iii) Subject to the provisions of paragraph (c)(iv) or (c)(v) of this
              Section 6, upon termination of employment for any reason during the restriction period, all shares still subject to restriction shall be forfeited by the Awardee and reacquired by the Corporation.

         (iv) In the event of an Awardee's retirement, permanent disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all of remaining restrictions with respect to such Awardee's shares of restricted stock.

          (v) Notwithstanding anything in the foregoing to the contrary, upon a Change of Control any and all restrictions on restricted stock shall lapse, regardless of the restriction period established by the Committee, and all such restricted stock shall become fully vested and nonforfeitable and promptly distributed.

SECTION 7. DEFERRED STOCK AWARDS.

     (a) Stock and Administration. Awards of the right to receive Stock that are not to be distributed to the Awardee until after a specified deferral period (such Award and the deferred Stock delivered thereunder hereinafter as the context shall require, the 'deferred stock') may be made either alone or in addition to stock options or restricted stock or other Stock-based Awards granted under the Plan. The Committee shall determine the officers and key employees of the Corporation and its subsidiaries to whom deferred stock shall be awarded, the number of shares of deferred stock to be awarded or a formula by which the number of shares of deferred stock to be awarded is determined. The Committee shall also determine the duration of the period (the 'Deferral Period') during which, and the conditions under which, receipt of stock will be deferred, and the terms and conditions of the Award in addition to those contained in paragraph (b) of this Section 7. The Committee may provide for a minimum payment at the end of the applicable Deferral Period based on a stated percentage of the fair market value on the date of grant of the number of shares covered by a deferred stock Award. The provisions of deferred stock Awards need not be the same with respect to each recipient.

     (b) Terms and Conditions. Deferred stock Awards made pursuant to this
Section 7 shall be subject to the following terms and conditions:

          (i) Subject to the provisions of the Plan, the shares to be issued pursuant to a deferred stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period (or Elective Deferral Period (defined below), where applicable), and all or a portion of which may be subject to a risk of forfeiture during all or such portion of the Deferral Period or Elective Deferral Period as determined by the Committee. At the expiration of the Deferral Period and Elective Deferral Period, share certificates shall be delivered to the Awardee, or the Awardee's legal representative, in a number equal to the number of shares covered by the deferred stock Award.

         (ii) Amounts equal to any dividends declared and/or any other amounts deemed earned (such as credits based on the Corporation's primary earnings per share) will be paid to the Awardee directly, deferred into additional shares or some combination thereof, all as determined by the Committee.

        (iii) In the event of the Awardee's retirement, permanent disability or death during the Deferral Period (or Elective Deferral Period, where applicable), or in cases of special circumstances, the Committee may, when it finds that a waiver would be in the best interest of the Corporation, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the Awardee's deferred stock. Anything in the Plan to the contrary notwithstanding, upon the occurrence of a Change of Control, the Deferral Period and the Elective Deferral Period with respect to each deferred stock Award shall expire immediately and all share certificates relating to such Awards shall be delivered promptly to each Awardee or the Awardee's legal representative.

         (iv) Prior to completion of the Deferral Period, an Awardee may elect to further defer receipt of the Award for a specified period or until a specified event (the 'Elective Deferral Period'), subject in each case to the approval of the Committee and under such terms as are determined by the Committee.

          (v) Each Award under this Section 7 shall be confirmed by a deferred stock agreement or other instrument executed by the Corporation and by the Awardee.

SECTION 8. OTHER STOCK-BASED AWARDS.

     (a) Stock and Administration. Other awards of the Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the Stock ('other Stock-based Awards'), including (without limitation) performance shares, dividend equivalents, and convertible debentures, may be granted either alone or in addition to other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the officers and key employees of the Corporation and/or any of its subsidiaries to whom and the time or times at which such other Stock-based Awards shall be made, the number of shares of Stock to be awarded pursuant to such other Stock-based Awards, and all other conditions of the other Stock-based Awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period. The provisions of other Stock-based Awards need not be the same with respect to each recipient.

     (b) Terms and Conditions. Other Stock-based Awards made pursuant to this
Section 8 shall be subject to the following terms and conditions:

     (i) Subject to the provisions of the Plan, and except as otherwise determined by the Committee, shares or interests in shares subject to Awards made under this Section 8, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or Deferral Period lapses.

    (ii) Subject to the provisions of the Plan and the Award agreement, the recipient of Awards under this Section 8 shall be entitled to receive, currently or on a deferral basis, interest or dividends or interest or dividend equivalents or such other amounts with respect to the number of shares or interests therein covered by the Awards, as determined at the time of the Awards by the Committee, and the Committee may provide that such amounts or portion thereof (if any), as determined by the Committee shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

   (iii) Any Awards under this Section 8 and any Stock covered by any such Award may be forfeited to the extent so provided in the Award agreement, as determined by the Committee.

    (iv) In the event of the Awardee's retirement, permanent disability or death, or in cases of special circumstances, the Committee may, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all of the remaining limitations imposed hereafter (if any) with respect to any or all Awards under this Section 8. Anything in the Plan to the contrary notwithstanding, any limitations imposed with respect to any Award under this Section 8, including any provision providing for the forfeiture of any Award under any circumstance, shall terminate immediately upon a Change of Control and the number of shares or interests in the Stock subject to such Award shall be delivered to the Awardee (or, in the case of an Award with respect to which such number is not determinable, such number of shares or interests in the Stock as is determined by the Committee and set forth in the terms of such Award).

     (v) Each Award under this Section 8 shall be confirmed by an agreement or other instrument.

    (vi) Unless otherwise determined by the Committee, no other Stock-based award in the nature of a purchase right shall be transferable by the Awardee otherwise than by will or by the laws of descent and distribution, and such purchase rights shall be exercisable during the Awardee's lifetime only by the Awardee.

SECTION 9. TRANSFER, LEAVE OF ABSENCE, ETC.

For the purposes of the Plan (a) a transfer of an employee from the Corporation to a subsidiary or affiliate of the Corporation whether or not incorporated, or vice versa, or from one subsidiary or affiliate, whether or not incorporated, to another, (b) a leave of absence, duly authorized in writing by the Corporation for sickness, or for any other purpose approved by the Corporation if the period of such leave does not exceed eighty-four days, and
(c) a leave of absence in excess of eighty-four days, duly authorized in writing by the Corporation, provided the employee's right to employment is guaranteed either by statute or by contract, shall not be deemed a termination of employment.

SECTION 10. AMENDMENTS AND TERMINATION.

The Board may amend, alter or discontinue the Plan at any time and in any manner; provided, however, that no amendment, alteration, or discontinuance shall be made (i) which would materially and adversely affect the rights of an Awardee under an Award theretofore granted without the Awardee's consent, or
(ii) without the approval of the stockholders, if such approval is required under applicable law or stock exchange rule or in order for the Plan to continue to comply with Section 162(m) of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall materially and adversely affect the rights of any Awardee without such Awardee's consent. Notwithstanding the foregoing, the Board or the Committee may amend the Plan or terms of any outstanding Award held by a person then subject to Section 16 of the Exchange Act without the consent of any Awardee in order to preserve exemptions under said Section 16 which are or become available from time to time under rules of the Securities and Exchange Commission.

SECTION 11. UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an 'unfunded' plan for incentive and deferred compensation. With respect to any payments not yet made to an Awardee by the Corporation, nothing contained herein shall give any such Awardee any rights that are greater than those of a general creditor of the Corporation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 12. GENERAL PROVISIONS.

     (a) The Committee may require each Awardee purchasing shares pursuant to an Award under the Plan to represent to and agree with the Corporation in writing that such Awardee is acquiring the shares without a view to distribution thereof. The certificate for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     (b) All certificates for shares of Stock delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (c) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Awards granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards. The exercise price of any option or the purchase price of any other Stock-based Award in the nature of a purchase right granted in substitution for outstanding Awards or in lieu of any other right to payment by the Corporation shall be the fair market value (as determined by the Committee) of shares at the date such substitute Awards are granted or shall be such fair market value at the date reduced to reflect the fair market value (as determined by the Committee) of the Awards or other right to payment required to be surrendered by the Awardee as a condition to receipt of the substitute Award. The exercise price of any option or the purchase price of any other Stock-based Award in the nature of a purchase right retroactively granted in tandem with outstanding Awards shall be either the fair market value of shares at the date of grant of later Awards or the fair market value (as determined by the Committee) of shares at the date of grant of earlier Awards.

     (d) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (e) The maximum number of shares that may be granted in any calendar year to any Awardee from all types of Awards under Sections 5 through 8 is one million shares, subject to adjustment as provided in Section 3.

SECTION 13. TAXES.

     (a) If any Awardee properly elects, within thirty days following the date on which an Award is granted, to include in gross income for Federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such Awardee shall make arrangements satisfactory to the Committee to pay to the Corporation, in the calendar quarter of such Award, any Federal, state, or local taxes required to be withheld with respect to such shares. If such Awardee shall fail to make such tax payments as are required, the Corporation and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Awardee.

     (b) Any Awardee who does not or cannot make the election described in paragraph (a) of this Section 13 with respect to an Award, shall, no later than the date as of which the value of the Award first becomes includible in the gross income of the Awardee for Federal income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Committee regarding payment of, any U.S. Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the Stock subject to such Award and the Corporation and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Awardee. Anything contained herein to the contrary notwithstanding, the Committee may authorize acceptance of stock received in connection with the Award or option being taxed or otherwise previously acquired in satisfaction of withholding requirements.

     (c) If and to the extent authorized by the Committee, the Corporation or any of its subsidiaries are authorized to withhold from any distribution of Stock relating to any Award granted under the Plan, or to receive shares from the Awardee, and to pay the value of such Stock to the appropriate taxing authority, in order to satisfy obligations of the Awardee for the payment of U.S. Federal, state, local or foreign taxes of any kind in connection with such Award (including but not necessarily limited to amounts required to be withheld by the Corporation).

SECTION 14. EFFECTIVE DATE OF THE PLAN.

     The Plan shall be effective on the date it is approved by the vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon.

SECTION 15. TERM OF PLAN.

No Awards shall be granted pursuant to the Plan after April 15, 2001, but Awards theretofore granted may extend beyond that date.